SECURITIES AND EXCHANGE COMMISSION

 Washington, D.C.  20549

__________________

FORM 8-K/A

 CURRENT REPORT

 PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) July 3, 2003

NORD PACIFIC LIMITED
(Exact name of registrant as specified in its charter)

New Brunswick, Canada	000-19182	Not Applicable
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number

40 Wellington Row, Suite 2100, Scotia Plaza
Saint John, New Brunswick, Canada (Address of Principal Executive Offices)	E2L 4S3 (Zip Code)

Registrant's telephone number, including area code: (506) 633-3800

ITEM 4.Changes in Registrant's Certifying Accountant

(a)             KPMG LLP ("KPMG") was previously the principal accountant for Nord Pacific Limited (the "Company").  Based on discussions with KPMG, the Company believes KPMG would not choose to continue as the Company's auditors due to the Company's previous difficulty in paying KPMG's audit fees.  Subsequently, the Company has chosen to pursue securing another auditing firm to replace KPMG, but has not done so yet.  On February 28, 2003, with the approval of the audit committee, the Company dismissed KPMG as their principal accountants.

The audit reports of KPMG on the consolidated financial statements of Nord Pacific Limited and subsidiaries as of and for the years ended December 31, 1999 and 1998 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles, except as follows:

KPMG's report on the consolidated financial statements of Nord Pacific Limited and subsidiaries as of and for the years ended December 31, 1999 and 1998, contained a separate paragraph stating that "accounting principles generally accepted in Canada vary in certain significant respects from accounting principles generally accepted in the United States.  Application of accounting principles generally accepted in the United States would have affected results of operations for the years ended December 31, 1999 and 1998 and stockholders' equity as of December 31, 1999 and 1998, to the extent summarized in note 14 to the consolidated financial statements."

In connection with the periods from January 1, 2000 through February 28, 2003, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosures, nor auditing scope of procedures, which disagreements, if not resolved to the satisfaction of KPMG, would have caused it to make reference to the subject matter of the disagreement in connection with its report.

There have been no events during the two most recent fiscal years and any subsequent interim periods preceding KPMG's dismissal which led to a disagreement or difference of opinion between the Company and KPMG.

In connection with the period from December 31, 1999 through March 13, 2003, due to financial difficulties, the Company has not had the funds to engage KPMG or other auditors and has not filed any financial reports with the Securities and Exchange Commission since September 2000.  The Company is working towards resolution of this issue.

A letter from KPMG is attached as Item No. 10.47 to this Form 8-K/A.

ITEM 7.            Financial Statements and Exhibits

(b)               Exhibits required to be filed by Item 6.01 of Regulation S-K.

Item No.                                         Description
10.47                      Letter from KPMG to the Securities and Exchange Commission, dated June 27, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 3, 2003	By: /s/ Mark R. Welch
Mark R. Welch
President & CEO